Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President,	Director, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

ROSS STORES PRICES $250 MILLION NOTES OFFERING

Dublin, California, September 16, 2014 -- Ross Stores, Inc. (Nasdaq: ROST) today announced the pricing of the public offering of $250 million of senior notes due in 2024. The notes will be issued at a price of 99.329% of their principal amount and will bear interest at a rate of 3.375% per annum. The Company intends to use the net proceeds from this offering primarily to fund the purchase of its New York Buying Office building, which is expected to close by the end of September 2014. Any remaining net proceeds from this offering will be used for general corporate purposes, which may include funding the Company’s share repurchase program, meeting its working capital requirements, and funding capital expenditures related to its continued store growth and store remodeling programs. This note offering is projected to settle on September 18, 2014, subject to customary closing conditions.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC are acting as joint book-running managers. This offering was made under an effective registration statement on file with the Securities and Exchange Commission. This press release is not an offer to sell nor is it an offer to buy any securities. Any offers to sell, or solicitations to buy, will be made solely by means of a prospectus and related prospectus supplement filed with the Securities and Exchange Commission. Copies of the prospectus and prospectus supplement relating to the notes may be obtained for free by visiting EDGAR on the Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement may be obtained from any of the joint book-running managers by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 11th Floor, New York, New York 10038, Attention: Prospectus Department, telephone: 1-800-294-1322, email: dg.prospectus_requests@baml.com; Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Capital Markets Client Support, toll-free: 1-800-326-5897, email: cmclientsupport@wellsfargo.com; or J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor, telephone: (212) 834-4533.

ROSS STORES, INC.	5130 Hacienda Drive, Dublin, CA 94568	(925) 965-4400

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2013 revenues of $10.2 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,194 locations in 33 states, the District of Columbia and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 144 dd’s DISCOUNTS® in 13 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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